EXHIBIT 4.5

FIRST AMENDMENT TO THIRD AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

This FIRST AMENDMENT TO THIRD AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT, dated as of March 11, 2005 (this "Amendment"), is by and among (a) Hasbro, Inc., a Rhode Island corporation (the "Company"), and Hasbro SA, a corporation organized under the laws of Switzerland and a wholly owned subsidiary of the Company ("Hasbro SA"), (b) the Banks party to the Credit Agreement referred to below (the "Banks"), (c) Bank of America, N.A. (as successor in interest to Fleet National Bank in its capacity as agent), as agent for the Banks (in such capacity, the "Agent") and (d) Fleet National Bank, as Former Agent (as defined below).  Capitalized terms not otherwise defined herein which are defined in the Credit Agreement referred to below shall have the same respective meanings herein as therein.

WHEREAS, the Company, Hasbro SA, the Banks and the Agent are party to that certain Third Amended and Restated Revolving Credit Agreement, dated as of November 14, 2003 (as amended and in effect from time to time, the "Credit Agreement"), by and among the Company, Hasbro SA, the Banks and the Agent; and

WHEREAS, the Company, the Banks and the Agent have agreed to, inter alia, modify certain terms and conditions of the Credit Agreement as specifically set forth in this Amendment;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

§1.

Amendments to the Credit Agreement.

(a)

Section 1.1 of the Credit Agreement is hereby amended by restating the following definitions set forth in such §1.1 in their entirety as set forth below:

"Agent.  Bank of America, N.A., acting as agent for the Banks, and each other Person appointed as the successor Agent in accordance with §16.11."

"Arranger.  Banc of America Securities LLC."

"Guaranty.  The Third Amended and Restated Guaranty, dated as of the Effective Date, as the same may be amended and in effect from time to time, made by each Restricted Subsidiary in favor of the Banks and the Agent pursuant to which each Restricted Subsidiary guarantees to the Banks and the Agent the payment and performance of the Guaranteed Obligations and in form and substance reasonably satisfactory to the Agent."

“Loan Documents.  Collectively, this Agreement, the Notes, the Letter of Credit Applications, the Letters of Credit, the Guaranty, the Subordination Agreements, the Agent’s Fee Letter and the Fee Letter.”

“Material Adverse Effect.  With respect to any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding):

(a)

a material adverse effect on the business, properties, condition, assets, operations or results of operations of the Hasbro Companies, taken as a whole;

(b)

a material adverse effect on the ability of the Company individually or the Hasbro Companies taken as a whole, to perform its or their respective Obligations (as the case may be) under the Loan Documents; or

(c)

any material impairment of (i) the validity, binding effect or enforceability of this Agreement or any of the other Loan Documents, or (ii) the rights, remedies or benefits available to the Agent or any Bank under the Loan Documents.

"Pricing Grid.  As set forth in the table below:

Level	Rating (At Least Two of Fitch, Moody's or Standard & Poor’s)	Margin for Base Rate Loans	Margin for Eurocurrency Rate Loans	Commitment Fee Rate
I	BB-/Ba3/BB- or lower	0.75%	2.00%	0.40%
II	BB/Ba2/BB	0.45%	1.70%	0.30%
III	BB+/Ba1/BB+	0.20%	1.45%	0.25%
IV	BBB-/Baa3/BBB-	0.00%	1.20%	0.20%
V	BBB/Baa2/BBB	0.00%	0.95%	0.15%
VI	BBB+/Baa1/BBB+ or higher	0.00%	0.725%	0.125%

For purposes of the foregoing table:

(i)

if the rating system of any Rating Agency shall change, or if any Rating Agency shall cease to be in the business of rating corporate debt obligations, the Company and the Agent shall negotiate in good faith to amend the foregoing table (which amendment shall require the consent of the Majority Banks) to reflect such changed rating system or the unavailability of ratings from such Rating Agency and, pending the effectiveness of any such amendment, the Margin and the Commitment Fee Rate shall be determined by reference to, and shall be based on, the higher of, each Rating of each Rating Agency to which neither this clause (i) nor clause (iii) below then applies;

(ii)

if the Ratings established by the Rating Agencies shall fall within different Levels, the Margin and the Commitment Fee Rate shall be based on the lower of the two highest Ratings;

(iii)

if any Rating Agency shall not have a Rating in effect (other than by reason of the circumstances referred to in clause (i) above), then the Margin and the Commitment Fee Rate shall be determined by reference to, and shall be based on, the higher of, each Rating of each Rating Agency to which neither clause (i) above nor this clause (iii) then applies; and

(iv)

if any Rating Agency shall change its Rating (other than by reason of the circumstances referred to in clause (i) above), such change shall be effective as of the date on which it is first announced by such Rating Agency.

Each change in the Margin and the Commitment Fee Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change."

"Swing Line Bank.  Bank of America, N.A."

(b)

Section 1.1 of the Credit Agreement is hereby further amended by adding the following new definitions to such §1.1 in appropriate alphabetical order:

"Capitalization.  As at any date of determination, the sum of Consolidated Debt with respect to the Company and its Subsidiaries and Shareholders’ Equity."

“Consolidated Debt.  As at any date of determination, with respect to the Company and its Subsidiaries, the aggregate amount, without duplication, of Indebtedness of the types referred to in clauses (a), (b), (d), (e) and (f) of the definition of Indebtedness.”

"First Amendment.  The First Amendment to Third Amended and Restated Revolving Credit Agreement, dated as of March 11, 2005, by and among the Company, the Banks and the Agent."

"Guaranteed Obligations.  Collectively, (a) the Obligations, (b) other Indebtedness of the Company consisting of guaranties of Indebtedness of Foreign Subsidiaries owing to any Bank or Bank Affiliate, and (c) obligations of the Company or its Subsidiaries to the Banks or any Bank Affiliate and the Agent (individually or collectively) arising under Interest Hedging Agreements and Hedging Agreements."

"Shareholders’ Equity.  As at any date of determination, shareholders’ equity of the Company as of that date determined in accordance with GAAP."

(c)

Section 1.1 of the Credit Agreement is hereby amended by deleting in their entirety the following definitions: “Collateral”, “Company Security Agreement”, Copyright Memorandum”, “Patent Agreement”, “Secured Obligations”, “Security Documents”, “Subsidiary Security Agreement”, and “Trademark Agreement”.

(d)

Section 2.3 of the Credit Agreement is hereby amended by restating the final sentence set forth in such §2.3 in its entirety as set forth below:

"In addition, the Total Commitment shall be reduced in accordance with §2.11."

(d)

Section 6.2 of the Credit Agreement is hereby amended by restating §6.2 in its entirety as follows:

"6.2.

RESERVED."

(e)

Section 6.3 of the Credit Agreement is hereby amended by restating §6.3 in its entirety as follows:

"6.3.

Guaranties of Restricted Subsidiaries.  The Guaranteed Obligations shall be guaranteed pursuant to the terms of the Guaranty."

(f)

Sections 8.2 and 8.4 of the Credit Agreement are hereby amended to delete the references therein to “filings in connection with the Security Documents”.

(g)

Sections 9.6.3 and 9.6.4 are hereby restated in their entirety as follows:

“9.6.3.

RESERVED.”

“9.6.4.

RESERVED.”

(h)

Section 9.8 of the Credit Agreement is hereby amended by deleting the following phrase: “and otherwise in accordance with the terms of the Security Documents (if any) to which such Person becomes and remains a party pursuant to §6.2 hereof”.

(i)

Section 9.14 of the Credit Agreement is hereby amended by deleting therefrom the following phrase: “and if and to the extent required under §6.2, the Subsidiary Security Agreement, together with such other documents, certificates and instruments (including Perfection Certificates and UCC financing statements) required to be delivered pursuant to such Security Documents and otherwise as may be reasonably requested by the Agent in accordance with § 6.2”.

(j)

Section 10.2(viii) of the Credit Agreement is hereby amended by deleting therefrom the word “Secured”.

(k)

Section 10.3 of the Credit Agreement is hereby amended by deleting the word “and” at the end of clause (t), replacing the period at the end of clause (u) with “; and” and inserting the following new clause (v):

“(v)

Auction Rate Securities offering taxable and tax exempt dividends or interest, whose rate is reset periodically through a Dutch auction process and which are rated at least “AA” by Standard & Poors, “Aa” by Moody’s or “AA” by Fitch.”

(l)

Section 10.4 of the Credit Agreement is hereby amended by deleting provisions (A) and (B) of subsection (c) of §10.4 in their entirety, and inserting in lieu thereof, following the text ", after giving effect to such redemption or repurchase," the text:

"the pro forma ratio of Consolidated Debt on the last day of the most recently ended fiscal quarter ending immediately prior to such redemption or repurchase to Capitalization on the last day of the most recently ended fiscal quarter ending immediately prior to such redemption or repurchase shall not exceed 0.30 : 1.00 (after giving pro forma effect to such redemption or repurchase as if it occurred immediately prior to such date);"

(h)

Section 10.4 of the Credit Agreement is hereby further amended by deleting provisions (A) and (B) of subsection (f) of §10.4 in their entirety, and inserting in lieu thereof, following the text ", after giving effect to such repurchase," the text:

"the pro forma ratio of Consolidated Debt on the last day of the most recently ended fiscal quarter ending immediately prior to such repurchase to Capitalization on the last day of the most recently ended fiscal quarter ending immediately prior to such repurchase shall not exceed 0.30 : 1.00 (after giving pro forma effect to such repurchase as if it occurred immediately prior to such date);"

(i)

Section 10.4 of the Credit Agreement is hereby further amended by deleting the text "." immediately following subsection (g) thereof and inserting in lieu thereof the following text in its entirety:

"; and

(h)

make other Distributions in respect of any shares of any class of Capital Stock of the Company; provided that, after giving effect to such Distribution, the pro forma ratio of Consolidated Debt on the last day of the most recently ended fiscal quarter ending immediately prior to such Distribution to Capitalization on the last day of the most recently ended fiscal quarter ending immediately prior to such Distribution shall not exceed 0.30 : 1.00 (after giving pro forma effect to such Distribution as if it occurred immediately prior to such date)."

(j)

Section 10.5 of the Credit Agreement is hereby amended by restating §10.5.1(b)(iii) in its entirety as follows:

"(iii)

the aggregate purchase price for all such acquisitions shall not exceed $400,000,000 in any fiscal year (and any portion of any amount not utilized in any fiscal year shall be carried over to increase the amount permitted in any subsequent fiscal year);  provided that, (A) after giving effect to any such acquisition, the pro forma ratio of Consolidated Debt on the last day of the most recently ended fiscal quarter ending immediately prior to such acquisition to Capitalization on the last day of the most recently ended fiscal quarter ending immediately prior to such acquisition shall not exceed 0.30 : 1.00 (after giving pro forma effect to such acquisition as if it occurred immediately prior to such date), and (B) any earnout payments in respect of assets or businesses acquired prior to the Effective Date shall not be included in the calculation of any amount described in this clause (iii); or"

(k)

Section 11.1 of the Credit Agreement is hereby amended by restating §11.1 in its entirety as follows:

"11.1.

RESERVED."

(l)

Sections 12.1 and 12.2 of the Credit Agreement are hereby amended to delete the parenthetical: “(excluding the Security Documents other than the Guaranty)” each time it appears in such sections.

(m)

Section 14.1(l) of the Credit Agreement is hereby amended by restating clause (ii) thereof as follows:  “(ii) intentionally omitted, or”.

(n)

Section 14.5 of the Credit Agreement is hereby amended by restating §14.5 in its entirety as follows:

"14.5.  Application of Funds.

After the exercise of remedies provided for in §14.3 (or after the Loans have been declared or automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Agent in the following order:

(a)

First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Agent in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent under this Agreement or any of the other Loan Documents or in support of any provision of adequate indemnity to the Agent against any taxes or Liens which by law shall have, or may have, priority over the rights of the Agent to such monies;

(b)

Second, to all other Obligations (other than obligations of the Company and its Subsidiaries to any of the Banks, any Bank Affiliate and/or the Agent with respect to any Interest Hedging Agreements and Hedging Agreements) in such order or preference among types of Obligations as the Majority Banks may determine; provided, however, that (i) distributions shall be made (A) pari passu among Obligations with respect to the Agent's Fee and all other Obligations and (B) with respect to each type of Obligation owing to the Banks, such as interest, principal, fees and expenses, among the Banks pro rata, based on the then outstanding amount of Obligations (and on the assumption that Obligations consisting of guaranties are equal to the amount of the outstanding obligations guaranteed), and (ii) the Agent may in its discretion make proper allowance to take into account any Obligations not then due and payable;

(c)

Third, to obligations of the Company and its Subsidiaries to any of the Banks, any Bank Affiliate and/or the Agent with respect to any Interest Hedging Agreements and Hedging Agreements;

(d)

Fourth, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Banks and the Agent of all of the Obligations, to the payment of any obligations required to be paid pursuant to §9-615(a)(3) of the Uniform Commercial Code of The Commonwealth of Massachusetts; and

(e)

Fifth, the excess, if any, shall be returned to the Company or to such other Persons as are entitled thereto."

(l)

Section 16 of the Credit Agreement is hereby amended as follows: (a) by restating Section 16.1(a) in its entirety as follows:

“(a)

The Agent is authorized to take such action on behalf of each of the Banks and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent.”

(b) by restating Section 16.13 in its entirety as follows:

“16.13  Duties in the Case of Enforcement.

In case one of more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent shall, if (a) so requested by the Majority Banks and (b) the Banks have provided to the Agent such additional indemnities and assurances against expenses and liabilities as the Agent may reasonably request, proceed to exercise all or any such legal and equitable and other rights or remedies as it may have.  The Majority Banks may direct the Agent in writing as to the method and the extent of any such enforcement, the Banks hereby agreeing to indemnify and hold the Agent, harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent's compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.” and

(c) by adding the following new §16.15 as set forth below:

"16.15.  Replacement of Former Agent.

On the effective date of the First Amendment, the Agent shall assume, and Fleet National Bank (in its capacity as agent, the "Former Agent") shall assign, all of the rights, benefits, interest in, and duties and obligations of the Former Agent under the Loan Documents including, without limitation, the authority to act on behalf of the Banks, to distribute payments made by the Company and/or Hasbro SA, to be reimbursed by and indemnified by the Banks, and to file proofs of claim;  provided however, that the Former Agent shall retain all of its rights and protections with respect to its role as the issuer of the existing Letters of Credit, including, without limitation, the same rights and protections afforded to the Agent under §§5, 16, and 18, as if the Former Agent was the Agent referred to therein."

§2.

Assignment by Fleet National Bank.  Fleet National Bank as a "Bank", as defined in the Credit Agreement, will sell and assign to Bank of America, N.A. and Bank of America, N.A. will purchase and assume all of Fleet National Bank’s rights, benefits, indemnities and obligations in and with respect to Loans advanced by Fleet National Bank and outstanding on the date hereof pursuant to the Form of Assignment and Acceptance attached hereto as Exhibit G.  Such assignment shall be effective simultaneously with the Closing Date.

§3.

Acknowledgement by Restricted Subsidiaries.  Each of the Restricted Subsidiaries hereby acknowledges and agrees that all references to the term “Secured Obligations” as used in the Guaranty, shall hereinafter be replaced by the term “Guaranteed Obligations” as defined herein.

§4.

Conditions to Effectiveness.  This Amendment shall become effective as of the date hereof (the "Closing Date") upon the satisfaction of each of the following conditions, in each case in a manner satisfactory in form and substance to the Agent and the Banks:

(a)

This Amendment shall have been duly executed and delivered by the Company, the Agent, the Former Agent and each of the Banks and shall be in full force and effect;

(b)

The Agent shall have received from the Secretary of the Company, Hasbro SA and each of the Restricted Subsidiaries a copy, certified by such Secretary to be true and complete as of the date hereof, of each of (i) its charter or other organizational documents as in effect on such date of certification, (ii) its by-laws as in effect on such date, and (iii) the resolutions of its Board of Directors or other management authorizing, to the extent it is a party thereto, the execution, delivery and performance of this Amendment; provided, however, that in lieu of providing the items required by subsections (i) and (ii) of this subsection (b), such Secretary may certify, to the extent true and correct, that charter documents and by-laws previously provided to the Agent are true and correct as of the date hereof, in full force and effect and have not been amended, rescinded or revoked;

(c)

The Agent shall have received from the Company good standing certificates for each of the Company, Hasbro SA and the Restricted Subsidiaries, issued by the Secretary of State of each such entity’s jurisdiction of incorporation or organization;

(d)

There shall not have occurred a material adverse change or Material Adverse Effect since December 26, 2004, in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Company, Hasbro SA and the Hasbro Companies taken as a whole or in the facts and information regarding such entities provided as of the date hereof;

(e)

Delivery of such other items, documents, agreements, items or actions as the Agent may reasonably request in order to effectuate the transactions contemplated hereby.

§5.

Representations and Warranties.  Each of the Hasbro Companies and Hasbro SA hereby repeats, on and as of the date hereof, each of the representations and warranties made by it in the Credit Agreement (except to the extent of changes resulting from transactions contemplated or permitted by this Amendment, the Credit Agreement and the other Loan Documents, and to the extent that such representations and warranties relate expressly to an earlier date), provided that all references therein to the Credit Agreement shall refer to the Credit Agreement as amended hereby.  In addition, each of the Hasbro Companies and Hasbro SA hereby represents and warrants that the execution and delivery by such Person of this Amendment and the performance by such Person of all of its agreements and obligations under the Credit Agreement as amended hereby are within the corporate authority of such Person and have been duly authorized by all necessary corporate action on the part of such Person.

§6.

Ratification, etc.  Except as expressly amended hereby, the Credit Agreement, and all documents, instruments and agreements related thereto, including, but not limited to the Loan Documents, are hereby ratified and confirmed in all respects and shall continue in full force and effect.  The Credit Agreement and this Amendment shall be read and construed as a single agreement.  All references in the Credit Agreement, or any related agreement or instrument to the Credit Agreement shall hereafter refer to the Credit Agreement as amended hereby.

§7.

Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

§8.

Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (WITHOUT REFERENCE TO CONFLICT OF LAWS).

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as a document under seal as of the date first above written.

HASBRO, INC.

By:  /s/ Martin R. Trueb

Name: Martin R. Trueb

Title: Senior Vice President & Treasurer

HASBRO SA

By:  /s/ Tyrone Payne

Name: Tyrone Payne

Title: Director

By:  /s/ David D.R. Hargreaves

Name: David D.R. Hargreaves

Title: Senior Vice President and Chief

         Financial Officer

FLEET NATIONAL BANK (f/k/a BankBoston,

N.A.), individually and as Former Agent

By: /s/ Stephen O'Sullivan

Name: Stephen O'Sullivan

Title: Credit Products Officer

BANK OF AMERICA, N.A., as Agent

By:  /s/ Matthew Correia

Name: Matthew Correia

Title: Agency Management Officer/AVP

CITIZENS BANK OF MASSACHUSETTS

By:  /s/ Daniel Bernard

Name: Daniel Bernard

Title: Vice President

CITICORP USA, INC.

By:  /s/ Sandy Salgado

Name: Sandy Salgado

Title: Vice President

COMMERZBANK A.G., New York and

Grand Cayman Branches

By:  /s/ Robert S. Taylor

Name: Robert S. Taylor

Title: Senior Vice President

By:  /s/ Andrew P. Lusk

Name: Andrew P. Lusk

Title: Vice President

MELLON BANK, N.A.

By:  /s/ Thomas J. Tarasovich, Jr.

Name: Thomas J. Tarasovich, Jr.

Title: Assistant Vice President

BARCLAYS BANK PLC

By:  /s/ David Barton

Name: David Barton

Title: Associate Director

BNP PARIBAS

By:  /s/ Christopher Criswell

Name:  Christopher Criswell

Title: Managing Director

By:  /s/ Bruno Lavole

Name: Bruno Lavole

Title: Managing Director

SCOTIABANC INC.

By:  /s/ William E. Zarrett

Name: William E. Zarrett

Title: Managing Director

THE GOVERNOR AND COMPANY OF THE

BANK OF IRELAND

By:  /s/ Geraldine Hannon

Name: Geraldine Hannon

Title: Authorized Signatory

By:  /s/ Deirdre Reddan

Name: Deirdre Reddan

Title: Authorized Signatory

RATIFICATION OF THIRD AMENDED AND RESTATED GUARANTY

Each of the undersigned Restricted Subsidiaries hereby acknowledges and consents to the foregoing Amendment, dated as of March 11, 2005, and agrees that the Third Amended and Restated Guaranty (as defined in the Credit Agreement) from such Person in favor of the Agent for the benefit of the Agent and the Banks and all other Loan Documents to which such Person is a party remain in full force and effect (including in accordance with Section 3 hereto), and each of the Restricted Subsidiaries confirms and ratifies all of its obligations thereunder.

WIZARDS OF THE COAST, INC.

By:  /s/ Martin R. Trueb

Name: Martin R. Trueb

Title: Senior Vice President & Treasurer

ODDZON, INC.

By:  /s/ Martin R. Trueb

Name: Martin R. Trueb

Title: Senior Vice President & Treasurer